Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                NEWS RELEASE


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FOR IMMEDIATE RELEASE                             CONTACT: STEPHEN J. SMITH
                                                                  TREASURER
                                                             (614) 792-0468


                  INSILCO CORPORATION AND DLJ AFFILIATES
                  COMPLETE FINANCING FOR RECAPITALIZATION

     Columbus, Ohio, August 12, 1998 -- Insilco Corporation (NASDAQ:INSL) today announced that affiliates of Donaldson, Lufkin & Jenrette, Inc. (NYSE:DLJ) have completed the financing arrangements for the previously announced transaction in which Insilco will merge with an affiliate of DLJ Merchant Banking Partner II, L.P. in a leveraged recapitalization. The new financing includes $70 million of 14% Senior Discount Notes due 2008 and $35 million of 15% Senior Exchangeable Preferred Stock due 2010. This financing will replace the $110 million of Discount Notes that was originally contemplated as consideration for the merger. The securities were sold in unregistered offerings. In connection with the financing, the merger agreement between Insilco and the DLJ affiliate was amended to provide for the issuance of the Preferred Stock. The amendment to the Merger Agreement will be filed with the Securities and Exchange Commission in a post-effective amendment to the Company's proxy statement.

     Company officials said the special stockholders meeting to approve the proposed recapitalization and merger plan is scheduled for Thursday, August 13, 1998. If the transaction is approved by Insilco shareholders, the closing is expected to occur on Monday, August 17, 1998. As previously reported, Insilco shareholders will receive total consideration of $43.48 in cash and 0.03378 shares of the retained stock in Insilco Holding Co., the surviving corporation.

     Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. The Company had 1997 revenues in excess of $500 million.

     Investor Relations Contact: David A. Kauer or Stephen Smith (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.